Exhibit  10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made and entered into December 17, 2012, by and between IMAG Group, Inc., a Florida corporation, ("Employer"), and Edwin B. Salmon ("Employee").

W I T N E S S E T H:

WHEREAS, Employer is engaged in the business of acting as a holding company and acquiring companies that are primarily, but not limited to, doing business with the US Government and other entities in the public sector, both foreign and domestic. Employer intends to establish and engage in its business Worldwide through reasonable expansion of Employer's business; and

WHEREAS, Employer and Employee are desirous of entering into a contract for the services of Employee, and that in such capacity Employee is enabled and will be enabled to discover the names of Employer's suppliers and customers, its method of doing business and other valuable, confidential information, knowledge and trade secrets in connection with Employer's business;

NOW, THEREFORE, in consideration of the mutual promises of the parties, one to another made herein, and other good and valuable consideration, the parties agree as follows:

Section 1.  Recitals.  The parties acknowledge the recitals herein above set forth are correct, are incorporated herein by reference and are made a part of this Agreement.

Section 2.  Employment.  Employer hereby employs Employee, and Employee hereby accepts the employment from Employer, upon the terms and conditions hereinafter set forth.

Section 3.  Term.  Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on December 17, 2012 and expire on February 16, 2017, provided, however, that this Employment Agreement shall be renewed automatically for successive five year terms unless one party gives written notice to the other party to terminate this Agreement at the expiration of any five year term, which notice shall be given at least sixty days prior to the expiration of the then current term.

 Section 4.  Compensation.  Employer shall pay in cash an annual salary to Employee of $ One Hundred Twenty Thousand ($ 120,000) payable in twenty six equal biweekly installments in arrears. Employee will be paid a Bonus of Ten (10) % of the company’s profit. Profit is defined as EBTIDA, Earnings Before Interest, Taxes, Depreciation and Amortization.  Bonus amount will be determined at the end of each quarter and paid 30 days following the end of each quarter. Bonus will be paid based upon 75% of booked profit for that quarter.

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At the end of the forth quarter or company’s fiscal year end, a final year end profit will be determined and a final adjusted bonus will be paid 30 days following the end of the fiscal year. Employee will have the option to take his Bonus in the form of cash or companies Common 144 Stock at a Fifty (50) % discount to market on the day of his election. The percentage between cash and stock will also be at the Employee’s election. At the start of each year, Employee will receive a 10% increase in base annual salary.

Section 5.  Duties.  Employee shall serve initially and be appointed as Chief Executive Officer and Chairman of The Board of Directors on a full-time basis as provided herein and in accordance with the laws of the State of  Florida.  In addition, Employee shall have such other and additional duties as may be, from time to time, reasonably assigned to him by Employer.  As Chief Executive Officer, Employee's duties shall include, but not be limited to, responsibility for  achieving  the goals and objectives as established by the Board of Directors , is responsible for the success or failure of the company. Operations, marketing, strategy, financing, creation of company culture, human resources, hiring, firing, compliance with safety regulations, sales, PR, etc. . Employee shall be, in all respects, subject to the direction and supervision of Board of Directors, but Employee shall use his own initiative in the execution of his assigned duties

Section 6.  Extent of Services.  Employee shall be considered an executive employee of Employer; shall devote his entire working time, energy, devotion and attention to Employer's business; and shall not engage in or carry on or be employed by, directly or indirectly, any other business, profession or gainful employment at any time/during the normal business hours of Employer's offices and such additional time which could be devoted to Employer's business as may be appropriate for Employee to fully carry out his responsibilities and office as described herein and as assigned to Employee by Employer in the course of his employment unless and to the extent Employer consents to such other business activities, which consent Employer shall not be required to give; provided, however, that nothing herein contained shall prohibit Employee from investing or trading in stock, bonds, commodities or other securities or forms of investments for his own account.

Section 7.  Benefits; Expenses; Indemnification.  Employee shall be entitled to the benefits generally accorded or made available to all full-time employees of Employer including D&O liability insurance.  Additionally, Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by Employee in the performance of his duties hereunder, including mileage at the IRS rate and telecommunications usage.   Employer shall indemnify Employee for any claims (including legal expenses) made against Employee arising from or connected to his service as Employee for Employer to the fullest extent permitted by Florida law provided that Employee was acting in good faith and not in breach of any fiduciary duty to the Employer.

Section 8.  Policies and Procedures.  Employer shall have the authority to establish from time to time the policies, procedures, goals, financial and strategic plans, business, sales and marketing objectives and similar matters to be followed by Employee in the discharge of his duties under this Agreement and in the conduct of Employer's business.

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Section 9.  Termination of Employment.  Employer may terminate Employee's employment upon Employee's disloyalty, dishonesty, misconduct or failure or inability, including for reasons of death, illness, substance abuse, mental condition, or otherwise, to carry out his duties and responsibilities under this Agreement, failure to follow policies and procedures of Employer, conviction of a felony or other similar causes immediately upon written notice or direct oral communication; shall  be given written notice of failure and be given five (5) days to cure failure and if corrected, terminated as provided herein, Employer shall have no further liability to Employee for salary, expenses or benefits, except as earned or accrued prior to termination.  If Employee is terminated for any reason other than for cause, as defined above,  Employee shall be paid as severance, an amount equal to one (1) years salary and projected annual Bonus.

Section 10.  Disclosure of Information.  The Employee recognizes and acknowledges that the list of the Employer's funding sources, suppliers and customers (importantly, the persons to contact and who make the decisions thereat) and methods of operation are confidential and proprietary information, trade secrets and know-how, as they may exist from time to time and are valuable, special and unique assets of the Employer's business.  The Employee will not, during or after the term of his employment under this Agreement, use for his own benefit or gain, for the benefit or gain of any other person other than the Employer or disclose to any person other than the Employer’s employees appropriately needing to know such information, the identity of the Employer's funding sources, suppliers, customers, or any part thereof or any of the Employer's present or future methods of operation, confidential and proprietary information, trade secrets and know-how to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever unless such purpose is to further the purposes of the Employer; provided, that this section shall not prohibit disclosures in the normal course of the Employer's business for the Employer's intended benefit.  In the event of a breach or threatened breach by the Employee of the provisions of this section, whether during the term of, including renewal terms, or after the termination of this Agreement, the Employer shall be entitled to an injunction, without requirement imposed by the Court for posting bond which the Employee hereby specifically and knowingly waives, restraining the Employee from using or disclosing in contravention hereof, in whole or in part, the Employer's funding sources, suppliers, customers, methods of operation, confidential and proprietary information, trade secrets and know-how or from rendering any services to any person, firm, corporation, association, or other entity to whom such things, in whole or in part, have been disclosed or are threatened to be disclosed.  Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of direct, indirect and consequential damages from the Employee.  The Employer acknowledges that the Employee has significant experience and information which have been acquired prior to the date of this Agreement and the Employer will not seek to unreasonably enforce this covenant in a way which could deprive the Employee of the use of that experience and information and of the use of general experience which the Employee derives from discharging his services under this Agreement.  This covenant by the Employee shall be construed as an agreement independent of any other provision in this Agreement; and, the existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of this covenant.

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Section 11.  Restrictive Covenant.  Upon the termination of his employment, whether by termination of this Agreement by either party, by discharge, or otherwise, the Employee shall not enter into or engage in any business in competition with any business of the Employer, as it exists at the time of termination of employment under this Agreement, either as an individual on his own account, or as a partner, joint venture, employee, agent, or consultant for any person, or as a director, officer or stockholder (other than as a passive investor) of a corporation or other enterprise, or otherwise, for a period of two years after the date of termination of employment hereunder.  The Employee acknowledges that he believes this covenant will not prevent him from and he will be able to engage in a livelihood apart from the activities which are prohibited by this covenant during the specified period.  The Employer acknowledges that the Employee has extensive experience, relationships and contacts in UAV and related fields, some of which the Employer expects the Employee to make available to the Employer and which are a significant consideration in the Employer’s employment the Employee; provided, that none of such previously existing experience, relationships and contacts shall be subject to this covenant.  This covenant on the part of the Employee shall be construed as an agreement independent of any other provision in this Agreement; and, the existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of this covenant.  It is agreed by the parties that this covenant on the part of the Employee may be enforced against the Employee by injunction, without requirement imposed by the Court for posting bond which the Employee hereby specifically and knowingly waives, as well as by all other legal remedies available to the Employer.  It is agreed by the parties hereto that if any portion of this covenant not to compete is held to be unreasonable, arbitrary or against public policy, the covenant herein shall be considered divisible both as to time and geographical area so that a lesser period or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy.  In the event the Employer permanently and partially or completely ceases conducting its business, the Employee shall be released from this covenant with respect to such business ceased.

Section 12.  Indebtedness of Employee.

(a)  If, during the course of his employment hereunder, Employee becomes indebted to Employer for any reason, Employer shall have the right, if it so elects, to set off and to collect any sums due to it from Employee out of any amounts, including compensation hereunder, which it may owe to Employee.

(b)  In addition to the provisions of subsection (a) above, if Employee's employment hereunder terminates for any reason, including Employee's discharge, death, illness or incapacity, or upon the expiration of this Agreement according to its terms, all sums owed by Employee to Employer shall become immediately due and payable.

Section 13.  Notice.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, return receipt requested, to the parties at the following addresses (or such other address noticed by a party pursuant to this Section):

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To Employer at:                                       IMAG Group, Inc.
144 Woodside Court
Safety Harbor, Fl  34695

To Employee at:                                       Edwin B. Salmon
144 Woodside Court
Safety Harbor Fl , 34695

Section 14.  Waiver of Breach.  The waiver by Employer of a breach of any condition of this Agreement by Employee shall not be construed as a waiver of any subsequent breach by Employee.

Section 15.  Assignment.  The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.  This is a personal service contract and may not be assigned by Employee.

Section 16.  Attorney's Fees.  In the event Employer is required to bring suit to enforce the provisions of this Agreement, Employee agrees to be responsible for the payment to Employer of reasonable attorney's fees and court costs, whether the same are incurred in connection with trial or appeal.

Section 17.  Arbitration.  Any dispute or controversy arising with respect to a claim hereunder shall be settled by arbitration binding upon the parties in  Pinellas County, Florida, by a panel of three arbitrators in accordance with the rules of the American Arbitration Association.  Federal Rules of Civil Procedure and rules of the local U.S. District Court regarding discovery shall be observed by the parties.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Section 18.  Invalidity.  It is the intent of the parties that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision hereof shall be prohibited, invalid, illegal or unenforceable, in any respect, under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability only, without invalidating the remainder of such provision or the remaining provisions of this Agreement; and, there shall be substituted in place of such prohibited, invalid, illegal or unenforceable provision a provision which nearly as practicable carries out the intent of the parties with respect thereto and which is not prohibited and is valid, legal and enforceable.

Section 19.  Entire Agreement.  This Agreement amends and supplants any and all prior Employment Agreements between the parties hereto.  This Agreement contains the entire agreement of the parties with respect to employment.  It may not be changed orally, but only by an agreement in writing signed by both parties.

Section 20.  Governing Law.  This Agreement shall be construed under and be governed by the laws of the State of Florida.

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IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EMPLOYER:	EMPLOYEE:
IMAG Group , Inc.
By: /s/ Alvin Ayers	/s/ Edwin B. Salmon
Alvin Ayers, Chief Financial Officer	Edwin B. Salmon

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